AMENDED EXPENSE REIMBURSEMENT AGREEMENT

THIS AMENDED EXPENSE REIMBURSEMENT AGREEMENT (the “Agreement”), dated as of August 9, 2010, is entered into by and between Tortoise Capital Resources Corporation (the “Company”), a Maryland corporation, and Tortoise Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management company.

WHEREAS, the Company and the Adviser have entered into an Investment Advisory Agreement (“Advisory Agreement”), pursuant to which the Adviser provides investment management and advisory services to the Company for compensation based on the value of the average managed assets of the Company.  The defined terms used in this Agreement without definition are used herein as defined in the Advisory Agreement; and

WHEREAS, the Company and the Adviser entered into an Expense Reimbursement Agreement dated as of February 8, 2010 (the “Agreement”); and

WHEREAS, the Company and the Adviser desire to increase the amount of expense reimbursement to the Company as set forth herein; and

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company for the Adviser to reimburse the Company for certain amounts of expenses for a limited period of time.

NOW THEREFORE, the parties hereto agree as follows:

1.  EXPENSE REIMBURSEMENT.

The Adviser shall reimburse the Company for certain expenses incurred by the Company beginning January 1, 2010 and ending December 31, 2010.  For the period from January 1, 2010 through May 31, 2010, the Adviser shall reimburse the Company quarterly for expenses incurred by the Company in an amount equal to an annual rate of 0.25% of the Company’s average monthly Managed Assets for such quarter.  For the period from June 1, 2010 through December 31, 2010, the Adviser shall reimburse the Company quarterly for expenses incurred by the Company in an amount equal to an annual rate of 0.50% of the Company’s average monthly Managed Assets for such quarter.

To effect the expense reimbursement contemplated by this Agreement, the Company shall offset the desired amount of any such reimbursement against the investment advisory fee payable for such quarter pursuant to the Advisory Agreement.

2.  MISCELLANEOUS.

2.1  Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

2.2  Interpretation.  Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s governing documents, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

2.3  Amendments.  This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

TORTOISE CAPITAL RESOURCES CORPORATION

By:	/s/ Edward P. Russell
Name: Edward P. Russell
Title: President

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Terry Matlack
Name: Terry Matlack
Title: Managing Director